Exhibit 8.1





                                 April 30, 2002



Countrywide Securities Corporation         The Bank of New York
4500 Park Granada                          5 Penn Plaza, 16th Floor
Calabasas, California  91302               New York, New York  10001

J.P. Morgan Securities Inc.                BNY Western Trust Company,
270 Park Avenue                            700 South Flower Street, Suite 200
New York, NY 10017                         Los Angeles, CA  90017-4104

UBS Warburg LLC
1285 Avenue of the Americas
New York, New York  10019


         Re:  CWABS, Inc.
              Asset-Backed Certificates, Series 2002-BC2
              ------------------------------------------


Ladies and Gentlemen:

     We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the CWABS, Inc. Asset-Backed Certificates of the above-referenced Series (the "Certificates"). The Class A, Class A-IO, Class A-R, Class M-1, Class M-2 and Class B-1 Certificates are referred to herein as the "Public Certificates." The Class B-2, Class B-3 and Class B-4 Certificates are referred to herein as the "Private Certificates."

     The Certificates represent the entire beneficial ownership interest in a trust fund (the "Trust Fund") created pursuant to a Pooling and Servicing Agreement dated as of April 1, 2002 (the "Pooling and Servicing Agreement") by and among the Company, as depositor, Countrywide Home Loans, Inc. ("CHL"), as seller, Countrywide Home Loans Servicing LP, as master servicer, The Bank of New York, as trustee (the "Trustee"), and BNY Western Trust Company, as co-trustee. The assets of the Trust Fund consist primarily of a pool of conventional sub-prime mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties.

     Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

          (1) Signed copy of the Registration Statement on Form S-3 (File No. 333-73712) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on December 13, 2001 (such registration statement, as declared effective by the Commission on December 14, 2001, is referred to herein as the "Registration Statement").

          (2) The Prospectus dated December 14, 2001 (the "Basic Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated April 26, 2002 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

          (3) The Pooling and Servicing Agreement (together with the Prospectus, the "Documents").

          (4) A specimen Certificate of each Class of Certificates.

     In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein. We have assumed that the transactions described are not part of another transaction or another series of transactions that would require the Company, any investor, or other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of sections 6011, 6111, or 6112 of the Code.

     As to any  facts  material  to the  following  opinions  which  we did  not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Company and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Certificates.

     As of the Closing Date, each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) elections are made with respect to each REMIC created pursuant to the Pooling and Servicing Agreement and (ii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The Certificates (other than the Class A-R Certificates) represent ownership of regular interests in a REMIC. The Class A-R Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement. The rights of the Certificateholders (other than the Class A-IO and Class A-R Certificateholders) to receive payments from the Carryover Reserve Fund, and both the right and obligation of the Class A-IO Certificateholder to receive payments on the Cap Contract and the Private Cap Contract, and to make payments to the Carryover Reserve Fund to cover Net Rate Carryover, represent, for federal income tax purposes, separate contractual rights coupled with REMIC regular interests within the meaning of Treasury regulation ss.1.860G-2(i).

     The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                          Very truly yours,

                                         /s/ Sidley Austin Brown & Wood LLP